Exhibit 5.1

Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067-3206

August 13, 2012

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

We are acting as counsel to GNC Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated August 9, 2012 (the “Prospectus Supplement”), to the prospectus, dated August 9, 2012, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-183188) relating to the sale by the selling stockholders named in the Prospectus Supplement (the “Selling Stockholders”) of 10,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share.

As such counsel, we have participated in the preparation of the Prospectus Supplement and the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement; (ii) the bylaws of the Company in the form filed as Exhibit 3.2 to the Registration Statement; (iii) the resolutions of the Board of Directors of the Company; (iv) that certain Underwriting Agreement, dated August 9, 2012, by and among the Company and the Selling Stockholders, and (v) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; and (v) the Prospectus Supplement, including any documents incorporated by reference therein.

We have made such examination of law as we have deemed necessary to express the opinion contained herein.  As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP